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Exhibit Number (a)(2)
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FORM OF ELECTION FORM

                              THE JUDGE GROUP, INC.
                                  Election Form
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              To Tender Options to Purchase Shares of Common Stock
                       In Exchange for Replacement Options
            Pursuant to the Offer to Exchange Dated February 7, 2002.

                    The Offer and Withdrawal Rights Expire at
                 5:00 p.m., Eastern time, on February 28, 2002,
                          Unless the Offer is Extended.

Complete this form, sign it and deliver it to Sue Rowdon, Stock Option Administrator, at The Judge Group, Inc., Two Bala Plaza Suite 400, Bala Cynwyd, PA 19004, facsimile: (610) 784-8330, as soon as possible, but in any event, before 5:00 p.m. Eastern time on February 28, 2002.

Delivery of this election form by regular mail to an address other than as set forth above or transmission via facsimile to a number other than as set forth above will not constitute a valid delivery.

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Name of Optionee:                                  Social Security Number:      -     -
                  --------------------------------                        ------ ----- -----
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I have received and read the letter from Martin E. Judge, Jr. dated February 7,
2002, as well as the "Offer to Exchange Outstanding Options Under the 1996 Stock
Option Plan." I understand that I may tender any eligible options under the
Plan. In return, after The Judge Group, Inc. has accepted and cancelled my tendered options, The Judge Group, Inc. will grant me, on the date of the first meeting of the Stock Option Committee of our Board of Directors held more than six months and one day after the date the options are cancelled, one replacement option for every three eligible options that I tender. I also understand that no options will be issued for fractional shares.

I understand the following:
     o I must be employed from the date my tendered options are cancelled until the replacement grant date to receive any replacement options.
     o The exercise price of the replacement options will be equal to the closing sale price of The Judge Group, Inc. common stock on the replacement grant date as reported in the print edition of The Wall Street Journal.
     o The replacement options will vest over four years: 25% on the one year anniversary of the grant date, 25% on the two year anniversary of the grant date, 25% on the three year anniversary of the grant date, and the final 25% on the four year anniversary of the grant date.
     o Except for the exercise price and the vesting schedule, the potential charge in tax treatment as qualified or non-qualified options, and other differences described in Section 13 of the Offer to Exchange, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.
     o I will not be eligible to receive any other options until the replacement grant date.
     o Under certain circumstances set forth in the Offer to Exchange, The Judge Group, Inc. may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange.

If The Judge Group, Inc. accepts the options tendered hereby for exchange, I agree to give up my entire ownership interest in the options tendered, which are listed below, and I understand that they will become null and void on the date The Judge Group, Inc. accepts my options for exchange. I acknowledge that this election is entirely voluntary.

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
I hereby make the following election(s) with regard to my eligible option grants:
         1. Option Granted on  ___________, for __________ shares of common stock.
         2. Option Granted on  ___________, for __________ shares of common stock.
         3. Option Granted on  ___________, for __________ shares of common stock.
         4. Option Granted on  ___________, for __________ shares of common stock.
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Optionee's Signature:
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Date:
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